EXHIBIT 10.1

December 27, 2017

Dear Fellow Shareholders,

As the year draws to a close, I am proud to report that 2017 was another year of phenomenal growth and development for our company as an emerging leader in digital asset management, agile marketing, and sales enablement.

We made strong progress across the board, from major enterprise customer wins and global deployments, to completing a strategic acquisition, receiving our first U.S. patent, and becoming a public company. Without a doubt, it was our most successful and productive year yet, and one that has laid a very solid foundation for growth and market expansion for the year ahead.

New customer wins included a Fortune 50 global provider of aerospace and building systems, the Super Bowl-winning Green Bay Packers, and Medici, a leading innovator in healthcare led by former top executives from Amazon, Google and 2nd.MD.

Major global launches of our platform included SAP Ariba, which operates the world’s largest business network as a unit of the Fortune 200 company, SAP. We also deployed FISION for the global financial services provider, Ameriprise, a Fortune 500 company with more than 20,000 investment advisors nationwide.

FISION generates revenues from these SaaS deployments with contracts that are usually three years in length and monthly subscription fees based on the number of users and/or locations. While the integration of these large scale FISION deployments have extended over several months, it is creating very deep and ‘sticky’ engagements that can provide consistent and widening recurring revenue streams over time.

The Power of FISION

These new enterprise customers and deployments reflect the unique power and value of our cloud-based SaaS platform. These customers chose FISION over a myriad of other options because of how we enable their distributed sales and marketing teams to efficiently create, store, distribute and measure omni-channel marketing communication.

Moreover, our customers have discovered how FISION facilitates the real-time customization and localization of collateral materials and communications in new and powerful ways, while ensuring critical legal and brand compliance.

So Uniquely Powerful, its Patented

The underlying technology that delivers these benefits is so revolutionary and transformative, in May we were awarded our first U.S. patent. The patent recognizes the exceptional degree of innovation at the core of our platform, and validates its unique value proposition for enterprise customers and channel partners worldwide.

This patent also secures the basis of our shareholder value that we believe has yet to be reflected in our market valuation. For those familiar with our industry, they know that such methods of use patents are rare in our space and therefore provides us a strong competitive barrier to entry. We continue to strengthen and enhance our proprietary IP, and we have three additional patents pending that truly set us apart from the competition.

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The industry has begun to take notice, and earlier this year we received the prestigious 2017 SalesTech Award.

The award recognizes companies that demonstrate excellence, innovation, and leadership in sales technology.

Channel Partners Opening Worldwide Opportunities

Today, every major enterprise in the world uses a CRM to manage their contacts, and many use marketing automation tools to generate leads. However, finding effective ways to manage content with greater efficiencies throughout the customer buying journey is still a huge challenge for most enterprises, and even for the marketing tech companies that support them. This is where FISION excels.

One of our active channel partners includes Marketo, a recognized world leader in engagement marketing software and solutions. Marketo helped us land Ameriprise, where we are now solving major pain points in terms of brand management and regulatory compliance with their distributed network of 20,000 registered representatives.

Given how we fill critical space in their service offerings, Marketo appointed FISION as a global LaunchPoint Partner. They have continued to sell alongside us to win new business, and we are currently addressing the needs of a large global manufacturer.

This fall we announced a strategic partnership with iris Chicago, part of the award-winning iris global creative network. The alliance combines our engagement marketing platform and measurement capabilities with iris Chicago’s strengths in creative execution, strategy, data and analytics.

iris Chicago works with some renowned clients like Samsung and HP, where improving local communications and empowering distributed sales and marketing teams with better tools is essential. They want their clients to take advantage of how FISION can simplify brand distribution, provide better social integration, and put more data behind customer interactions through ‘insight-driven engagement.’

Brands that already use FISION will now have access to iris Chicago’s fully integrated approach, mixing the best in creativity, strategy, and technology to drive greater impact at every stage in their go-to-market lifecycle. With iris Chicago, FISION has established a global reseller network with worldwide client opportunities.

Instrumental in creating and leading these important channel partner relationships has been our Chief Revenue Officer Jason Mitzo, who brought to FISION existing relationships with some of the world’s top brands, including Ariba, Aveda, Crowne Plaza Hotels, InterContinental Hotels Group, SAP, Mitsubishi Motors and others.

Before joining FISION, Jason was a successful team leader at Oracle, with Oracle Eloqua now another important FISION channel partner. His talent for building important relationships and attracting customer interest in our offerings has proven invaluable for our successful transition from SMB to major enterprise sales.

Land & Expand

Another key element to our go-to-market strategy has been the expansion of FISION within a customer’s enterprise after deploying for a department or subsidiary. We are finally seeing this approach gaining traction with several enterprise customers.

We actively engage in expanding our deployment with Discovery Holdings, a global provider of financial and insurance products that serves more than 5 million clients across the U.S., United Kingdom, South Africa, China, Singapore, and Australia. For Discovery, our ability to localize communications, including for multiple languages and geographical regions, has been a key differentiator among our competition. As part of this process, we have introduced our channel partner, Marketo, who brings complementary solutions, further strengthening this relationship.

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We are also advancing a number of other land and expand opportunities, including with a leading global wholesaler of mutual funds that is a subsidiary of one of our existing clients. Like with SAP Ariba and other clients, we have a master agreement with its parent company that paves the way for adoption by other units or departments within the parent organization.

Our sales pipeline of new enterprise customers continues to expand, with many now entering the final stages leading to engagement. We see this pipeline growing wider as we introduce a number of scheduled product enhancements designed to make our offerings even more essential to our customers’ operational and marketing success.

Successful M&A

In April, we acquired a local Minneapolis-based company, Volerro, a recognized leader in cloud-based content collaboration and agile marketing technology. They brought to FISION two major enterprise clients that included a top five U.S. bank (also based in Minneapolis), and Shopko Stores, a $3.2 billion U.S. retailer operating 363 stores across 24 states. Volerro enhances the FISION platform with complementary cloud-based collaboration, agile marketing, and sales enablement software.

We can now offer the full range of agile marketing capabilities, from ideation and creation, to distribution and local sales enablement. FISION users will be able to act smarter, faster, nimbler, and more efficiently to drive revenues and win in the marketplace.

Given our enhanced value proposition with Volerro, we are seeing broader and more easily-accessible sales opportunities that can deliver incremental recurring revenue growth for both FISION and our channel partners. Volerro’s easy-to-deploy, cloud-based service also creates a new entry point for ‘landing and expanding.’

One such opportunity materialized recently with the Volerro win of Green Bay Packers, which has now expanded into discussions for a full FISION platform deployment. The same has been true with the preexisting Volerro clients who are now progressing through the stages of evaluation that typically lead to adoption of the FISION platform.

We are continuing to identify and explore other acquisition targets that could provide complementary technology and accretive earnings potential.

Foundation Building

Throughout the year, we have made improvements to our balance sheet in terms of reducing debt and improving working capital. Much credit is due to our expert capital market advisors and several highly-supportive investors who recognize our unrealized potential and share our vision for the future.

To provide greater liquidity and transparency for our shareholders, in March we became a fully reporting, publicly traded company. As anticipated, this has enhanced our visibility in the capital markets and attracted new investors.

Our Chief Technology Officer and Chief Product Officer, Wade Anderson, has been leading a transformation in our operational infrastructure to prepare us for the growth ahead. A key change includes our migration to Microsoft’s Azure Cloud. This state-of-the-art cloud data service has lowered our IT costs and improved security and reliability, while supporting virtually unlimited scalability globally without additional capex.

Wade is responsible for our product strategy, overall systems architecture, and user experience, as well as building teams and project execution. He brings to FISION an exceptional record of leading SMB and enterprise companies through software development, systems architecture, and program delivery. With an MBA, Summa Cum Laude, in Technology Application Management, he has served organizations like Accenture, Best Buy, and the State of Minnesota.

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As part of our strengthening foundation, we’ve moved our headquarters to an iconic building in the heart of Minneapolis. Our neighbors include some of the most progressive brands in the tech space. The new location supports our efforts to hire the best in the tech space and continue creating the positive corporate culture that earned us the “Best Places to Work” award from the Minneapolis/St. Paul Business Journal, and the “Best Company to Work For” award from Minnesota Business Magazine, both received earlier this year.

Strengthening Fundamentals

We are ending 2017 with more than 65,000 users across 21 countries, servicing enterprise clients in the health care, hospitality, financial/insurance, software and technology industries.

Our annualized recurring revenue under contract doubled over the course of 2017. Recurring revenue now represents about 71% of our overall revenue, with the one-time setup fees representing the balance.

Our average contract value has also expanded over the year, with the total contract value of all of our engagements, based on a typical three-year agreement, now at more than $2.6 million.

Gross margins also expanded from 79% to 82% during the course of the year. Our cloud-based SaaS revenue model is inherently scalable, with low capex requirements that provide strong leverage in our model. Along with a number of major engagements that are entering full deployment, we expect these healthy margins to support positive cash-flow in the latter half of 2018.

While our revenue growth is still in the early stages, the foundation we’ve established as a small, Minneapolis-based company in terms of our marquee global customers, industry partners, and patented, award-winning technology is truly phenomenal by any measure. We are now well on course for strong, profitable growth over the months and years to come.

Looking Ahead

When I reflect on how far we have come over the last year, and how much further we will go in the next, I couldn’t be more excited and optimistic. Now that we have successfully transitioned to winning large enterprise customers, we are now seeing unprecedented opportunity on a global scale. Our active sales pipeline is approaching nearly $16 million in total contract value, much of which we are confident of closing in 2018.

We anticipate the customer deployments currently underway will keep us on track to realize significant gains in recurring revenue in the first quarter of 2018. We see this momentum continuing to build throughout the year as new customers come online, and existing customers expand their deployments of FISION and our new Volerro offerings.

On behalf of the entire FISION team, I thank you for your continued encouragement and support, and wish you great health and prosperity in the New Year.

Very truly yours,

Michael Brown

President & CEO

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Important Cautions Regarding Forward-looking Statements

Any statements contained in this 8-K filing that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to FISION Corporation or (the “Parties”) are intended to identify such forward-looking statements. The Parties undertake no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect future financial results are discussed more fully in the Parties’ respective filings with the U.S. Securities and Exchange Commission (“SEC”), including the their most recent Annual Report on filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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